Exhibit 99.1

IDACORP Appoints Scott W. Madison to Board of Directors

February 13, 2025

BOISE, Idaho — IDACORP, Inc. has announced the appointment of Scott W. Madison to serve on the Board of Directors of IDACORP and Idaho Power.

In January 2025, Madison retired as the Executive Vice President of Business Development and Gas Supply for the MDU Utilities Group, which includes Intermountain Gas Company, Cascade Natural Gas Corporation, and Montana Dakota Utility Company. Madison had been with the group since 1997, serving in a variety of leadership and executive positions for Intermountain Gas Company and Cascade Natural Gas Corporation.

“We are excited to welcome Scott to our leadership team,” said Lisa Grow, IDACORP and Idaho Power President and CEO. “His ties to Idaho and deep knowledge of the public utility industry make him a great addition to our board.”

Madison is vice chairman of the Idaho Governor’s Cup and is a member of the Idaho Judicial Council, the University of Idaho Foundation, and the Idaho Energy Resources Authority. Madison is a past director and chairman of the Northwest Gas Association. He is also a past director and chairman of the Idaho Association of Commerce and Industry and the Boise Metro Chamber of Commerce. His board experience also includes the Association of Washington Business, the Western Energy Institute, Idaho Ducks Unlimited, and the Better Business Bureau of Idaho.

“Scott brings a wealth of experience to our board, as well as valuable insights into the natural gas industry,” said Dennis Johnson, Chair of the IDACORP and Idaho Power Board of Directors. “We’re looking forward to the leadership he will bring in the areas of business strategy, finance, team building, and customer service in addition to his utility expertise.”

“I am honored and humbled to have the opportunity to serve on the Board of Directors of IDACORP and Idaho Power,” Madison said. “These companies have a rich and distinguished history in Idaho and Oregon and will provide the vital infrastructure for our continued growth and prosperity.”

Madison is a certified public accountant who graduated from the University of Idaho with a Bachelor of Science in accounting with a minor in economics. Prior to working for Intermountain Gas Company, he was a senior manager with Arthur Andersen.

Idaho Power also announced the promotion of Angelique Rood to Vice President of Corporate Services and Communications. Rood has been with Idaho Power for 18 years, serving in a variety of leadership and management roles across several departments. She replaces Debra Leithauser, who announced her retirement effective October 31, 2025. Leithauser will remain a Vice President working on special projects until that time.

About Idaho Power
Idaho Power, headquartered in vibrant and fast-growing Boise, Idaho, has been a locally operated energy company since 1916. Today, it serves a 24,000-square-mile area in Idaho and Oregon. The company has a long history of safely providing reliable, affordable, clean energy. With 17 low-cost hydroelectric projects at the core of its diverse energy mix, Idaho Power’s residential, business, and agricultural customers pay among the nation’s lowest prices for electricity. Its 2,100 employees proudly serve more than 640,000 customers with a culture of safety first, integrity always, and respect for all.

IDACORP Inc. (NYSE: IDA), Idaho Power’s independent publicly traded parent company, is also headquartered in Boise, Idaho. To learn more, visit idahopower.com or idacorpinc.com.

Jordan Rodriguez
Communications Specialist
jrodriguez@idahopower.com
208-388-2460